EXHIBIT 5

December 28, 2023

OFG Bancorp
Oriental Center
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

Ladies and Gentlemen:

As counsel to OFG Bancorp, a Puerto Rico corporation (the “Company”), we have been requested to render this opinion for filing as an exhibit to the Company’s registration statement on Form S-8 (the “Registration Statement”), which is being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof.

The Registration Statement covers $10,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) that may be issued by the Company under the OFG Bancorp Nonqualified Deferred Compensation Plan (the “Plan”), which represent general unsecured obligations of the Company to pay certain compensation amounts in the future to participating employees in accordance with the terms of the Plan, filed as Exhibit 4.1 to the Registration Statement.

We have examined the Company’s certificate of incorporation, as amended, the Company’s by-laws, the Plan, and related minutes of actions taken by the Company’s Board of Directors, and such other documents and records as we have deemed appropriate. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as certified or reproduced copies of originals

Based on the foregoing, we are of the opinion that the Deferred Compensation Obligations, when issued and sold pursuant to and in accordance with the terms and conditions of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (b) is subject to general principles of equity, whether applied by a court of law or equity.

OFG Bancorp

December 28, 2023
This opinion merely constitutes an expression of our reasoned professional judgment regarding the matters of law addressed herein and neither is intended nor should it be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein. This opinion is limited to the laws of the Commonwealth of Puerto Rico in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement. This consent is not to be construed as an admission that we are within the category of persons whose consent is required under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Pietrantoni Mendez & Alvarez LLC